EXHIBIT (l)(ii)

K&L GATES LLP 1601 K STREET, N.W. WASHINGTON, DC 20006 T +1 202 778 9000 F +1 202 778 9100 klgates.com

February 23, 2024

Neuberger Berman High Yield Strategies Fund Inc.
1290 Avenue of the Americas
New York, NY 10104

Ladies and Gentlemen:
We have acted as counsel to Neuberger Berman High Yield Strategies Fund Inc., a Maryland corporation (the “Fund”), in connection with the issuance and sale by the Fund of up to $60,800,000 of shares of the Fund’s common stock, par value $0.0001 per share (the “Shares”), pursuant to the Distribution Agreement between the Fund and Neuberger Berman BD LLC (the “Distributor”), dated May 8, 2023 (the “Distribution Agreement”), and  the Fund’s currently effective Registration Statement on Form N-2 (File Nos. 333-257996; 811-22396), including all amendments and supplements thereto through the date of this opinion letter (the "Registration Statement").
This opinion letter is being delivered in accordance with the requirements of paragraph 29 of Schedule A of the Securities Act of 1933, as amended (the “1933 Act”), and Item 25.2.l of Form N-2 under the 1933 Act and the Investment Company Act of 1940, as amended (the “Investment Company Act”).
For purposes of this opinion letter, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of:
(i) the prospectus and statement of additional information (collectively, the “Base Prospectus”) filed with the U.S. Securities and Exchange Commission (the “Commission”) on February 21, 2024 pursuant to Rule 424(b) under the 1933 Act;
(ii) the prospectus supplement, dated February 23, 2024 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”), relating to the issuance of the Shares, in substantially the form in which it was transmitted to the Commission pursuant to Rule 424(b) under the 1933 Act;
(iii) the Fund’s charter and bylaws (collectively, the “Organizational Documents”) in effect on the date of this opinion letter;
(iv) the resolutions adopted by the directors of the Fund relating to the Registration Statement, and the amendments and supplements thereto, and the authorization for registration and issuance of the Shares;
(v) the Distribution Agreement; and

Neuberger Berman High Yield Strategies Fund Inc.
February 23, 2024

(vi) the sub-placement agent agreement dated May 8, 2023 between the Distributor and UBS Securities LLC (the “Sub-Placement Agent Agreement” and, together with the Distribution Agreement, the “Agreements”).
We have also examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have relied on a certificate of an officer of the Fund.  We have not independently established any of the facts on which we have so relied.
For purposes of this opinion letter, we have assumed the accuracy and completeness of each document submitted to us, the genuineness of all signatures, the authenticity of all documents submitted to us as original documents and conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies thereof, the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof. We have further assumed the legal capacity of natural persons, that persons identified to us as officers of the Fund are actually serving in such capacity, and that the representations of officers of the Fund are correct as to matters of fact. We have not independently verified any of these assumptions.
The opinions expressed in this opinion letter are based on the facts in existence and the laws in effect on the date hereof and are limited to the laws of the Maryland General Corporation Law and the provisions of the Investment Company Act that, in our experience, are applicable to equity securities issued by registered closed-end investment companies.  We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of any other laws.
On the basis of the foregoing and subject to the assumptions, qualifications and limitations set forth in this letter, we are of the opinion that the Shares have been duly authorized for sale and when and if issued and delivered by the Fund in accordance with the terms of the Registration Statement and the Agreements against receipt by the Fund of such lawful consideration therefor as provided for in the Registration Statement and the Agreements, will be validly issued, fully paid and nonassessable.

The opinions set forth herein are subject to the following assumptions, qualifications, limitations and exceptions being true and correct at or before the time of the delivery of any Shares offered pursuant to the Registration Statement and Prospectus Supplement:

(i)
the Organizational Documents constitute the only governing documents of the Fund and shall have not been amended after the date hereof in a manner that would affect the validity of any of the opinions rendered herein;

(ii)
the resolutions authorizing the Fund to register, offer, sell and issue the Shares shall not have been rescinded and shall be unchanged at all times during which the Shares are offered, sold or issued by the Fund; and

(iii)
the Shares and any certificates representing the Shares have been, as applicable, duly authenticated, executed, countersigned, registered and delivered upon payment of the agreed-upon legal consideration therefor and have been duly issued and sold in accordance with the Agreements in an amount that does not exceed the amount available under the Registration Statement and at a price that is not below either (1) the par value of the Shares; or (b) the then-current net asset value per Share, exclusive of any distribution commission or discount, which net asset value shall be determined as of a time within forty-eight hours, excluding Sundays and holidays, next preceding the time of such price determination.

Neuberger Berman High Yield Strategies Fund Inc.
February 23, 2024

This opinion is rendered solely in connection with the filing of the Post-Effective Amendment 6 to, and the Prospectus as part of, the Registration Statement. We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to this firm in the Prospectus.  In giving this consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement or Prospectus within the meaning of the term “expert” as used in Section 11 of the 1933 Act or the rules and regulations promulgated thereunder by the Commission, nor do we admit that we are within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission thereunder.
Very truly yours, /s/ K&L Gates LLP